Exhibit 4.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made as of November 17, 2010, by and between WORLDS.COM, INC. (“Worlds”), with an address at 11 Royal Road Brookline, MA 02445 and GREGORY ROTMAN, with an address at 138 Chapman St., Canton, MA 02021 (“Consultant”).

WHEREAS, Worlds desires to engage Consultant, on a non-exclusive basis, to provide ongoing consulting services to Worlds;

WHEREAS, Worlds and Consultant desire to have Consultant provide consulting services to Worlds.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

1.           Services.  Consultant shall render to Worlds the services described in Exhibit A (the “Services”).

2.           Compensation.  Consultant shall provide the Services for the fees set forth in Exhibit B.  For any restricted stock, Worlds shall accept, and shall cause its transfer agent to accept, a Rule 144 legal opinion from any qualified attorney or law firm reasonably acceptable to Consultant to remove any restriction on the stock or permit the resale of the stock on a date that is six (6) months after the date hereof.

3.           Termination.  This Agreement shall terminate immediately at any time by either party after six (6) months from the date hereof, upon thirty (30) days prior written notice to the other party.  Notwithstanding the termination provisions in this Section 3, Consultant may terminate this Agreement without notice at any time that the fees set forth in Section 2 of this Agreement remain unpaid more than ten (10) days past their due date.

4.           Status as Independent Contractor.  The parties agree that Consultant will be an independent contractor for all purposes and that Consultant’s employees or agents will not in any way represent that it is an employee, officer, representative or affiliate in whatever manner of Worlds.  Furthermore, Consultant is not a partner, joint venturer or agent of Worlds, nor does Consultant have any right or authority under this Agreement to incur, assume or create, in writing or otherwise, any warranty, liability, or other obligation of any kind, express or implied, in the name of or on behalf of Worlds.

5.           Amendment and Waiver.  This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced.  No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

6.           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged if sent by facsimile or other electronic transmission device.  Notices, demands and communications will, unless another address is specified in writing, be sent to the addresses first indicated above.

7.           DAMAGES.    IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUE OR PROFITS, IN ANY WAY ARISING OUT OF OR RELATED TO THE AGREEMENT, EVEN IF THE AFFECTED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.           Assignment.  This Agreement shall not be assigned without either party’s prior written consent.  Any assignment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

9.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.           Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement.

11.           Complete Agreement.  This Agreement, together with any attached exhibits, constitutes the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof and thereof in any way.

12.           Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument

13.           Confidentiality.  All confidential information delivered by either party to the other shall be used only to for the purposes to carry out the purposes of this Agreement and any other agreement between the parties, and for no other purpose.  Such confidential information shall be the sole property of the disclosing party, and shall include any business ideas.  Upon termination of this Agreement, the receiving party shall return or destroy all such confidential information or personally identifiable information contained therein.  A party otherwise may use non-personally identifiable information possessed by the other party only to the extent such use is agreed to by the other party in writing its sole discretion.  No party shall disclose any of the terms of this Agreement to any third party, except to the extent necessary or required to perform its respective obligations under this Agreement; provided, however, that each of the parties may reveal the terms of this Agreement to their financial and legal advisors and institutions or as otherwise required by applicable law or governmental regulation.  For purposes of this Agreement, confidential information does not include any information or fact:  (a) currently available to the public as of the date hereof; (b) after it becomes available to the public other than as a result of a breach hereof or other wrongful conduct by either party to this Agreement; (c) after it becomes available to either party on a non-confidential basis from a source other than the disclosing party, provided that such third party is not in breach of a confidentiality agreement with either party by making the disclosure; or (d) developed independently by any receiving party without any reference to or use whatsoever of any of the other party’s confidential information.

14.           Non-Solicitation.  Neither Worlds nor any consultant, director, officer or employee of Worlds (the “Agents”) shall solicit or engage any vendor or person introduced to Worlds or the Agents by Consultant during the term of this Agreement and for a period of twelve (12) months thereafter without the prior written approval of Consultant.

15.           Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. WORLDS.COM INC.
By: Gregory Rotman, President Gregory Rotman, President

By: Thomas Kidrin
Thomas Kidrin CEO/President November 17, 2010

EXHIBIT A

SERVICES

Strategic Business Consulting and Advice as it pertains to; Business partnerships and/or relationships. These will range from Companies that may be a good strategic fit with your current business model to companies that make sense as potential spin-out targets that may not relate to your core business.

I have a reputation for mobilizing the specialized resources needed for each unique situation – whenever and wherever they are needed. I have the capacity to assemble balanced teams of industry, financial and operational experts to provide the necessary acumen to develop and implement workable solutions. I have been leading successful turnarounds for over 10 years by effectively combining financial and operational turnaround expertise with in depth industry knowledge and necessary leadership to achieve agreed upon goals in the most complex situations. I can bring a multidisciplinary approach to companies experiencing unfavorable situations arising from liquidity problems, over-leverage, underperformance, right-sizing or other business transition issues. I am an expert at identifying critical business issues and implementing strategies designed to maximize liquidity and enhance profitability.

I pride myself on my uniquely holistic approach to the challenges our clients face in managing their businesses. These challenges are often complex and cover a multitude of issues and subjects; for this reason, I  place a fundamental and equal emphasis on the three principal outcomes of business communications:

Brand – a company’s unique promise to its stakeholders
Reputation – its ability in the eyes of those stakeholders to deliver on that promise
Valuation – its ability to convert that promise into tangible value for its shareholders

EXHIBIT B

FEES

Immediately upon execution of the Agreement, Worlds will deliver to the Consultant a certificate registered in the name of Consultant for 1,250,000 shares of freely tradable Worlds common stock.

Worlds shall deliver to Consultant every month as of the first business day of the month, during the term of this Agreement, 50,000 shares per month of freely tradable Worlds common stock.